UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934
Date of report (Date of earliest event reported): December 10, 2009
FIRST MERCURY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33077	38-3164336

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

29110 Inkster Road
Suite 100
Southfield, Michigan	48034

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code: (800) 762-6837
Not Applicable

(Former name or former address, if changed since last report)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement with John A. Marazza
On December 10, 2009, First Mercury Financial Corporation (the “Company”) entered into an Employment Agreement (the “Agreement”) with John A. Marazza, its Executive Vice President, Chief Financial Officer and Corporate Secretary. Under the Agreement, Mr. Marazza shall continue to serve as Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company and perform such duties as are traditionally associated with such positions. Mr. Marazza shall devote substantially full time and attention of the business day to his duties under the Agreement. Mr. Marazza may engage in any other activities that do not interfere with his obligations under the Agreement.
The Agreement provides that Mr. Marazza will be paid an annual base salary of $375,000, subject to annual review under direction of the Board of Directors of the Company. Mr. Marazza will also be eligible to participate in the Company’s Performance Based Annual Incentive Plan (or other short term incentive plan) and receive awards under the Company’s Omnibus Incentive Plan (or any successor equity based compensation plan).
The Agreement continues in effect until terminated in accordance with the Agreement. In the event of termination by the Company for Cause (as defined in the Agreement) or by Mr. Marazza other than for Good Reason (as defined in the Agreement), Mr. Marazza will be entitled to (a) any accrued base salary through the termination date, and (b) any annual incentive bonus award earned and payable in accordance with any performance period that ended prior to the termination date. In the event of Mr. Marazza’s termination of employment due to death, Mr. Marazza’s estate or personal representative shall be entitled to receive (i) any accrued base salary through the termination date, (ii) any annual incentive bonus award earned and payable in accordance with any performance period that ended prior to the termination date, and (iii) a pro rated bonus for the performance period that included the termination date.
In the event of termination by (a) mutual agreement of the Company and Mr. Marazza, (b) the Company without Cause or due to Mr. Marazza’s Disability (as defined in the Agreement), or (c) Mr. Marazza for Good Reason, then Mr. Marazza will be entitled to (i) payment of any accrued base salary, (ii) any annual incentive bonus award earned and payable in accordance with any performance period that ended prior to the termination date, (iii) a pro rated bonus for the performance period that included the termination date, (iv) an amount equal to the sum of the actual annual incentive bonuses awarded and paid to Mr. Marazza with respect to the two years immediately preceding the fiscal year in which termination of employment occurs and (v) a continuation of his then current base salary for the 24 month period following the date of termination or resignation. In addition, for certain termination events, all equity awards outstanding at the time of Mr. Marazza’s termination shall immediately vest and be exercisable for the shorter of the remaining term of the award and one year. The Company may require Mr. Marazza to execute a general release of claims and provide transition services in order to receive certain of the payments that Mr. Marazza is entitled to upon his termination. Mr. Marazza is subject to perpetual obligations of confidentiality under the Agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of twenty-four (24) months following termination of employment.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Employment Agreement, effective as of December 10, 2009, between First Mercury Financial Corporation and John A. Marazza.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MERCURY FINANCIAL CORPORATION

(Registrant)

DATE: December 14, 2009	BY	/s/ Richard H. Smith

Richard H. Smith
Chairman, President and Chief Executive Officer